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Exhibit 5.1

November 6, 2014

Plains GP Holdings, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Plains GP Holdings, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") by the Partnership relating to the offer and sale (the "Offering") of up to an aggregate of 63,250,000 Class A shares representing limited partner interests in the Partnership (the "Shares") by the selling shareholder (the "Selling Shareholder"), which includes up to 8,250,000 Shares that may be sold pursuant to the underwriters' option to purchase additional Shares.

        We are rendering this opinion as of the time the Registration Statement becomes effective, which Registration Statement became automatically effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933.

        As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"), and the Partnership's records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and (ii) that a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Shares will have been duly authorized and validly executed and delivered by the Partnership, the Selling Shareholder and the other parties thereto.

        Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

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  Exhibit 5.1